Exhibit 99.1
The Value of Walgreens
How Walgreens improves employer health plans through access, quality and lower costs
Why millions of patients choose Walgreens
And your options to move forward with Walgreens
Walgreens is the largest drugstore chain in America, with nearly 8,000 stores at the most convenient locations, including the most 24-hour and drive-thru pharmacies of any national chain. Tens of millions of consumers choose Walgreens for their prescription, health and daily living needs. They appreciate our convenient locations, focus on personal service, wide array of healthcare services, and commitment to being more than a drugstore — we’re a helpful part of their lives.
Walgreens delivers significant value to pharmacy benefit plans by providing patients with convenience, choice, customer service and low-cost prescriptions, as well as a broad array of health and wellness services that offer appropriate cost-effective and time-efficient alternatives to physician or emergency care.
Employers can also save money with Walgreens in their plan networks, both in the short- and long-term. Short-term, Walgreens can lower overall prescription drug costs through competitive dispensing rates and market-leading use of generic drugs and 90-day at retail prescriptions. Long-term, Walgreens can lower healthcare costs by promoting medication adherence and proper use, and delivering health services such as flu shots, health testing, coordinated wellness care and work-site health centers that keep employees healthy, on the job, and less likely to suffer more serious illnesses.
This year, Walgreens has worked hard to reach a contract renewal agreement with Express Scripts, the pharmacy benefits manager, to continue serving its clients and patients in 2012 and beyond. We have offered a number of cost-saving concessions, which, in effect, would hold annual average prescription reimbursement cost increases to within an estimated 2 percent annually over the next three years. However, negotiations remain at an impasse and Walgreens has begun informing patients that we will not be part of the Express Scripts network as of January 1, 2012.
Excluding Walgreens from a pharmacy network will result in little to no savings for most sponsors and patients, and in some cases will raise costs, while causing significant patient disruption and risking gaps in care, and increasing administrative costs on plan sponsors.
There are options: Walgreens can contract directly with plan sponsors, or help plan sponsors establish a custom retail pharmacy network, if consistent with their current PBM agreements. Walgreens believes that our costs are in line with other retail pharmacies. In most cases, this would mean that Walgreens average cost per adjusted script will be within 2 percent of the average cost per adjusted script of the non-Walgreens retail pharmacy network, on an apples-to-apples basis. (See page 6 for more details about these options.)

This paper outlines the value that Walgreens provides to pharmacy benefit plan networks and addresses a number of claims Express Scripts has made in connection with the contract renewal impasse.
Walgreens offers competitive unit prices
Walgreens has gained a deep understanding of the pharmacy reimbursement landscape, given our experience bringing other pharmacies into our family of stores through acquisition, working with other PBMs and until recently owning our own PBM. Unlike other sectors in the healthcare industry, where complex medical procedures can vary significantly in costs, the overall level of retail pharmacy reimbursements, on average, tends to vary modestly. Walgreens believes that the vast majority of pharmacies receive reimbursements per script in amounts that fall within a narrow band, typically within less than 5 percent of one another.
While specific unit pricing is proprietary among pharmacy chains, Walgreens unit prices fall well within that narrow band — and are especially competitive when compared with pharmacies that provide comparable levels of convenience and service (e.g., days and hours open). Walgreens recent acquisition of another large pharmacy chain confirmed that our unit prices are highly competitive. It is worth noting that Express Scripts itself has told some customers that its “50K” network will not experience any significant savings by excluding Walgreens.
Excluding Walgreens will create little to no cost savings
Walgreens recently asked a large PBM to compare the total pharmacy costs of a network with and without Walgreens. The results, below, demonstrate that networks with Walgreens can lower overall prescription costs through a combination of three factors: competitive unit prices, higher-than-average rates of dispensing generic drugs and promoting 90-day at retail supply of prescriptions where appropriate.

Walgreens reduces costs through use of generics
Walgreens drives a greater penetration of cost-saving generic drugs — nearly 74 percent penetration for Express Scripts clients in 2010. This is 140 basis points better than the average of Express Scripts’ retail network that does not include Walgreens (based on Express Scripts data). This better generic performance translates into average savings of around $2 per script, or an estimated $180 million savings each year to Express Scripts and its clients.
Walgreens reduces costs through use of 90-day at retail prescriptions
Walgreens promotes 90-day at retail prescriptions for chronic medications, which offer 6 percent to 8 percent savings compared with three 30-day scripts. In the contract renewal negotiations, Express Scripts rejected Walgreens offers to promote 90-day at retail prescriptions to its member customers in spite of the substantial savings it could generate for plan sponsors. While Express Scripts may not be interested in this offer because promoting 90-day at retail would conflict with its focus on its own mail order pharmacy, it does reduce provider costs compared to 30-day scripts, as the chart on the next page illustrates.

Walgreens helps reduce costs by providing broader health services
Walgreens helps sponsors and patients control overall medical costs by providing a full array of health services on top of traditional pharmacy dispensing.
For example, the Express Scripts 2010 Drug Trend Report notes that two-thirds of the pharmacy-related cost savings opportunities for plan sponsors are related to medical cost reduction strategies, such as preventing acute episodes through adherence to medication regimens. At the same time, the Express Scripts report acknowledges that pharmacy reimbursement represents only 2 percent of the total opportunity for plan sponsors to save money through such health interventions. Walgreens pharmacists focus on helping patients follow their medication regimens by understanding and tracking their uptake, counseling on their medication use, and helping them follow the healthiest mix of medications.
Improving adherence to prescriptions is just one among many health services Walgreens offers to patients. We also offer the nation’s largest in-store immunizations program of any drugstore chain, with more than 26,000 pharmacists certified to provide immunizations. We are the nation’s largest provider of flu shots outside of the US government. Last year, Walgreens delivered more than six million flu shots, promoting individual and public health and reducing more acute episodes, especially for seniors and those with chronic illnesses.
Walgreens manages more than 700 Take Care retail clinics and worksite health centers that provide easy, affordable access to healthcare services for network plan members as an alternative to costlier primary care physicians and emergency room care. Many Take Care clinics are in “med deserts” — communities that are medically underserved, with few if any convenient choices for patients to seek alternatives to physician or hospital emergency care. Patients and parents come to Take Care clinics at select Walgreens when they cannot get a doctor’s appointment, need help after hours and want to avoid the hospital emergency room, resulting in significant overall cost savings.

Maintaining Walgreens in a pharmacy network prevents hardship on patients and gaps in care, and reduces administrative costs for plan sponsors
Walgreens plays an important healthcare role in many communities across the country. Nationally, approximately one in three Americans who filled a retail script in the last year used Walgreens, and in some communities the number is much higher. In many communities, Walgreens is the most convenient pharmacy, or the only open pharmacy at the time a plan member needs help.
For example, in Topeka, Kansas, the nearest non-Walgreens 24-hour pharmacy is over an hour drive. In Colorado Springs, Colorado, Walgreens is the only 24-hour pharmacy.
Most important, Walgreens community pharmacists have deep relationships with millions of Express Scripts members. Restricting these patients’ access to Walgreens and its health professionals will cause hardship to patients — both in terms of convenience and the potential for gaps in clinical care.
The direct and indirect costs to employers from the disruption of transferring patients from Walgreens to other pharmacies is significant. These costs includes supporting the transition of records, addressing employee complaints and the long-term impact of employee dissatisfaction over a forced transition. Some employers may need to manually adjudicate thousands of out-of-network claims from members that continue to use Walgreens.
Most customers prefer access to Walgreens
In our experience, the overwhelming majority of employers and health plans prefer to have Walgreens in their networks. They also prefer to avoid disrupting their employees’ lives or limiting their choice of Walgreens without a clear benefit to the change. In this case, no upside for patients has been provided that demonstrates the change is worthwhile.
Many employers and health plans have told us that Express Scripts is insisting on the exclusion of Walgreens. In some cases, employers may have no choice in view of their current contracts with Express Scripts, but health plans, employers and consumers may wish to switch to PBMs and health plans that include Walgreens when presented with the first opportunity to do so.
Where permissible in view of current agreements, Walgreens is actively working with multiple employers and health plans to establish direct contracts to ensure uninterrupted access to our pharmacy and health and daily living services. After seeing a detailed offer, these employers realize that losing access to Walgreens will not likely result in significant cost savings and will cause significant hardship for their employees and dependents.

Plan sponsor options: a way forward with Walgreens
We encourage employers to work with a benefit consultant, broker, and/or a contact from Walgreens to get the facts. If Express Scripts intends to restrict your employees or members from using Walgreens for their prescription or health and wellness needs, please review your options:
•	Access provisions: Without Walgreens in its network, Express Scripts may be out of compliance with various access provisions in your contract, especially if you consider 24-hour access.

•	Direct contract: Many contracts allow sponsors to agree to rates and terms directly with a pharmacy. In most cases, the claims would continue to be processed by Express Scripts. Even if your contract does not explicitly give you this right, you are free to negotiate such a contract with Express Scripts to avoid complications.

•	Custom network: Some sponsors have the ability to instruct Express Scripts to create and administer a custom network that includes Walgreens.

•	Select a new PBM that includes Walgreens in its network (nearly all PBMs do) after your existing contract with Express Scripts expires.
For all plan sponsors that establish a direct contract with Walgreens, we will provide a competitive financial package. For most, this means the average cost per adjusted script under the direct arrangement will fall within 2 percent of your average cost per adjusted script of the non-Walgreens retail pharmacy network, on an apples-to-apples basis.
A direct contract can be simple to administer and will not result in excessive costs or changes in workflow. Your business and legal team should review your current contract with Express Scripts to assess your options to continue having Walgreens serve your beneficiaries.
The following is more detailed information about the direct contracting and custom network options:
DIRECT CONTRACTING OPTION
If your contract allows, as many do, we recommend that you directly contract with Walgreens. Walgreens will provide a simple contract. You can very easily compare Walgreens proposed rates and terms to your existing contract terms under your current PBM agreement. This will show you the savings and transparency available to you through this direct contract option.
•	Your PBM will still adjudicate the claims through its platform and should not have difficulty adding the direct contracted rates.

•	Your PBM will continue to provide eligibility, clinical interventions, standard edits, rebate processing and all current PBM processing functions being performed today.

•	Your PBM will continue to provide reporting, payment and billing invoicing, etc.

•	This can be accomplished in a simple and easy manner that is seamless to your members and allows them to keep their current prescription drug benefit card, thus avoiding any disruption.
CUSTOM NETWORK OPTION
If you feel that a direct contract is not possible within your existing contractual agreement, you may have another simple option. In some cases, you have the ability to customize your pharmacy network and can instruct Express Scripts to include Walgreens in your benefit plan’s network.
Walgreens will share rates directly with you. You simply direct Express Scripts to create a custom network with Walgreens included for your benefit plan using the agreed-upon Walgreens rates on a pass-through basis. You will see the savings available to you through this option.
All of your existing processing and services provided by Express Scripts will continue in accordance with the terms of your existing contract with Express Scripts. As with direct contracting, this should be seamless to your members and allow them to keep their current prescription benefit card, thus avoiding any disruption
With these options, Walgreens can assure you can maintain access to the most convenient pharmacy in America without any significant additional cost to you or your members.

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